Execution

AMORTIZING RESIDENTIAL COLLATERAL TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-BC5

TERMS AGREEMENT

Dated:  July 29, 2002

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2002 (the "Trust Agreement").

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2002-BC5.

Terms of the Series 2002-BC5 Certificates:  Amortizing Residential Collateral Trust Mortgage Pass-Through Certificates, Series 2002-BC5, Class A, Class A-IO, Class M1, Class M2, Class M3, Class B, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund").  The primary assets of the Trust Fund consist of conventional, first and junior lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $835,968,628.  Only the Class A, Class A-IO, Class M1, Class M2, Class M3 and Class B (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-82904.

Certificate Ratings:  It is a condition to the issuance of the Class A and Class A-IO Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch Ratings ("Fitch" and, together with S&P and Moody's, the "Rating Agencies").  It is a condition to the issuance of the Class M1 Certificates that they be rated "Aa2" by Moody's and "AA" by each of S&P and Fitch.  It is a condition to the issuance of the Class M2 Certificates that they be rated "A2" by Moody's and "A" by each of S&P and Fitch.  It is a condition to issuance of the Class M3 Certificates that they be rated "Baa2" by Moody's and "BBB" by each of S&P and Fitch.  It is a condition to the issuance of the Class B Certificates that they be rated "Baa3" by Moody's and "BBB-" by each of S&P and Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. and Countrywide Securities Corporation (the "Underwriters") and the Underwriters agree to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.  Lehman Brothers Inc. is acting as the Representative of the Underwriters.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 2002.

Closing Date:  10:00 A.M., New York time, on or about July 30, 2002.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriters against payment therefor for the account of the Underwriters.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Washington DC 20036 and any notices delivered to each of the Representative and the Depositor shall be delivered to it at 745 7th Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriters in accordance with its terms.

LEHMAN BROTHERS INC., Acting on its own behalf and as Representative of the Underwriters referred to in foregoing Agreement.

By: /s/ Stanley Labanowski

Name: Stanley Labanowski

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Vice President

Schedule 1

Lehman Brothers Inc.

Class	Initial Certificate Principal (or Notional) Amount(1)	Certificate Interest Rate	Purchase Price Percentage

Class A	$643,853,000	(2)	100.00%
Class A-IO	100%	6.00%(3)	100.00%
Class M1	$50,158,000	(2)	100.00%
Class M2	$37,619,000	(2)	100.00%
Class M3	$37,619,000	(2)	100.00%
Class B	$11,704,000	(2)	100.00%

Countrywide Securities Corporation

Class	Initial Certificate Principal (or Notional) Amount(1)	Certificate Interest Rate	Purchase Price Percentage

Class A	$50,000,000	(2)	100.00%

_________________

(1)

Approximate.

(2)

Interest will accrue on the Class A1, M1, M2, M3 and B Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.

(3)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a declining notional amount, as described in the Prospectus Supplement.